U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


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1. Name and Address of Reporting Person

Mandell                  Marshall                 S.
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   (Last)               (First)                 (Middle)


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                                    (Street)

2000 Edmund Halley Drive
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   (City)               (State)                 (Zip)

Reston                      VA                    20191

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2. Date of Event Requiring Statement (Month/Day/Year)

9/22/97

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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Issuer Name and Ticker or Trading Symbol

DynCorp
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5 Relationship of Reporting Person to Issuer
   (Check all applicable)

   [   ]   Director                             [   ]   10% Owner
   [ X ]   Officer (give title below)           [   ]   Other (specify below)


     Vice President, Business Development and Acting President,
     Strategic Business Unit
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6. If Amendment, Date of Original (Month/Year)


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             Table I -- Non-Derivative Securities Beneficially Owned
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                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr.5)
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Common Stock                                 1,374                    D
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Common Stock                                 1,420                    I                   Held by ESOP Trustee
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Common Stock                                   818                    I                   Held by SARP Trustee
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                           (Print or Type Responses)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      7. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Security     Exer-      tion                                   of               Derivative     (I)            Ownership
   (Instr. 4)            cisable    Date            Title                  Shares           Security       (Instr.5)      (Instr. 5)
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Restricted Stock Units   (1)       N/A            Common Stock             3,997               N/A            I          Restricted
                                                                                                                         Stock Plan
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Stock Options            (2)       11/10/02       Common Stock            12,500             $14.90           D
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Stock Options            (2)       2/20/03        Common Stock            3,000             $17.50           D
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Explanation of Responses:

(1)  Deferred until 12/31/97
(2)  Options vest over 5-year term




     /s/ M. S. Mandell                                     September 23, 1997
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      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient. See Instruction 6 for procedure.